195 Church Street
New Haven, CT 06510
www.newalliancebank.com
Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance Adds Carlton L. Highsmith to Board of Directors

New Haven, Connecticut, November 1, 2006 - The Board of NewAlliance Bancshares (NYSE:NAL), the holding company of NewAlliance Bank, elected Carlton L. Highsmith to its Board of Directors for the Company and the Bank at its meeting held yesterday.

Mr. Highsmith is the Founder, President and CEO of Specialized Packaging Group Inc. (SPG) in Hamden. With annual revenues of over $130 million, the company produces packaging for many facets of the consumer products industry. SPG is Connecticut’s largest minority-owned company and it is also the largest minority-owned manufacturer of paperboard packaging in North America. In addition to its Connecticut headquarters, the company has manufacturing and design centers in seven states and Ontario, Canada.

On his appointment Mr. Highsmith remarked, “I look forward to serving the shareholders of New Alliance Bank, and its holding company, as it continues to grow its business and expand its product and service offerings to customers in the region”.

Mr. Highsmith is well known in Connecticut and highly respected for his business acumen and for his community involvement. In addition to many awards he has received, in this year alone, Highsmith was named to the list of 2006 “Top Black Entrepreneurs” by US Black Engineering & Information Technology magazine, and has been named Businessperson of the Year by Business New Haven Newspaper. His company was also recognized last year by the U.S. Department of Commerce’s MBDA as its 2005 Manufacturer of the Year award recipient.

In addition to this new appointment, Mr. Highsmith is a Trustee of Quinnipiac University, Chairman of I Have A Dream, New Haven, a Director of Amistad Academy Charter School in New Haven and Chairman of the Finance Board of Dixwell Avenue Congregational Church-the oldest formally recognized African American church in America.

NewAlliance Adds Carlton L. Highsmith to Board of Directors

A native of North Carolina, Mr. Highsmith first came to New Haven in his teens to stay with family and work during the summer to earn his college tuition. Upon graduation from the University of Wisconsin, Mr. Highsmith returned to North Carolina to work for Rexham Corporation. After a few years, he was transferred to their Bridgeport, Connecticut operation.

After several years of corporate experience in marketing and product development, Mr. Highsmith started his own package design and engineering business in New Haven in 1983. His new company grew significantly after capturing its first big contract from Johnson & Johnson in the mid ‘80s by designing innovative packaging for J & J’s new angle-handled Reach brand toothbrush. He expanded his business into manufacturing with the successful acquisition and integration of the Lawson Mardon North American Packaging division of Alusuisse Lonza in 1998 and Focus Packaging in 2003.

Mr. Highsmith and his wife are residents of Middlebury, Connecticut. His appointment to the NewAlliance Board of Directors will be subject to election by shareholders in 2007.